Exhibit 10.8

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Amendment") is made as of the 19th day of December, 2025 by and between 750 UNIVERSITY, LLC, a California limited liability company ("Landlord") and ATOMERA INCORPORATED, a Delaware corporation ("Tenant").

R E C I T A L S

A. Tenant currently leases from Landlord approximately four thousand one hundred one (4,101) rentable square feet of space located at 750 University Avenue, Suite 280, Los Gatos, California (the "Current Premises") pursuant to that certain Lease dated January 19, 2017, as amended by that certain First Amendment to Lease dated December 19, 2017, and that certain Second Amendment to Lease dated August 19, 2020 (collectively, the "Lease").

B. The Lease provides for a termination date of January 31, 2026. Landlord and Tenant desire to extend the term of the Lease on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby amend the Lease and mutually promise, covenant and agree as follows:

1. Term. The term of the Lease is hereby extended for sixty-two (62) months from and after February 1, 2021, so that the term of the Lease shall extend to and include March 31, 2031. The period commencing on February 1, 2026 and ending on March 31, 2031 is referred to herein as the "Third Extended Term".

2. Basic Rent. During the Third Extended Term the basic rent as provided in paragraphs 4(a) and 5(a) of the Lease shall be as follows:

February 1, 2026 through March 31, 2026	$-0- per month
April 1, 2026 through January 31, 2027	$17,019.15 per month
February 1, 2027 through January 31, 2028	$17,529.72 per month
February 1, 2028 through January 31, 2029	$18,055.62 per month
February 1, 2029 through January 31, 2030	$18,597.28 per month
February 1, 2030 through January 31, 2031	$19,155.20 per month
February 1, 2031 through March 31, 2031	$19,729.86 per month

3. Direct Expense Increases. During the Third Extended Term, Tenant shall continue to pay to Landlord its percentage share of direct expense increases as provided in paragraph 5 of the Lease, as amended in Section 4 of the Second Amendment, except that the Base Year forpurposes of determining the Direct Expense Increases payable by Tenant shall be 2026, and shall be reconciled and adjusted thereafter in accordance with paragraph 5 of the Lease, as amended.

1

4. Tenant Improvements. Tenant accepts the Premises in its current condition and Landlord has no obligation to modify or alter the Premises in any way, except that prior to March 31, 2026, Landlord shall, at Landlord’s sole cost and expense, complete the following work in the Premises (“Landlord’s Work”):

a.	repaint the interior walls in the Premises;
b.	Steam-clean the carpets;
c.	HVAC company will do a suite balancing and calibrate all thermostats and check all VAV boxes for proper functioning to ensure uniform temperature throughout the Premises.

Tenant shall cooperate with Landlord as reasonably necessary to allow for the Landlord to complete Landlord’s Work in a timely fashion.

5. Restoration. Tenant’s obligation to restore the Premises under paragraph 22 of the Lease is hereby modified by amending and restating the first sentence of paragraph 22 as follows:

“On the last day of the term or on the effective date of any earlier termination, Tenant shall surrender to Landlord the Premises in its condition existing as of the completion of Landlord’s Work specified in Section 4 above and, except for restoration as otherwise required by Landlord pursuant to the terms of paragraph 8 of this lease, all of the improvements and alterations made to the Premises in their condition existing as of the date of completion of Landlord’s Work (normal wear and tear excepted), in broom clean condition.

6. Holdover. The first sentence of the second paragraph of Paragraph 24 of the Lease is amended and restated as follows:

“If Tenant shall retain possession of the Premises or any part thereof without Landlord's written consent following the expiration or sooner termination of this lease for any reason, then Tenant shall pay to Landlord as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the amount of the monthly rent in effect during the last full lease month prior to the date of such expiration or termination.”

7. Option to Extend Term. Landlord grants to Tenant the option to extend the term for one period of five (5) years (the "Fourth Extended Term") following the expiration of the Third Extended Term set forth in section 1 of this Amendment under all the provisions of this Lease except for the amount of the basic rent. The basic rent for the Fourth Extended Term shall be adjusted to one hundred percent (100%) of the market rate (as defined in paragraph (c) below). This option is further subject to the following terms and conditions:

(a) Tenant must deliver its irrevocable written notice of Tenant's exercise of this option to Landlord not less than nine (9) lease months, nor more than twelve (12) lease months, prior to the expiration of the Third Extended Term. Time is of the essence with respect to the time period during which Tenant must deliver to Landlord its written notice of exercise and, therefore, if Tenant fails to give Landlord its irrevocable written notice of its exercise of this option within the time period provided above then this option shall expire and be of no further force or effect.

2

(b) The parties shall have thirty (30) days from the date Landlord receives Tenant's notice of exercise in which to agree on the amount constituting the market rate. If Landlord and Tenant agree on the amount of the market rate, they shall immediately execute an amendment to this lease setting forth the expiration date of the Fourth Extended Term and the amount of the basic rent to be paid by Tenant during the Fourth Extended Term. If Landlord and Tenant are unable to agree on the amount of the market rate within such time period, then this option shall be of no further effect and this Lease shall expire at the end of the Third Extended Term.

(c) As used herein, the "market rate" shall be the monthly rental rate, including all escalations, then obtained for leases with comparable terms for comparable space in the Project and in buildings and/or projects within the same geographical area of similar type, identity, quality and location as the Project and shall take into consideration rental abatement concessions, if any, being granted to tenants in connection with such comparable space, but the "market rate" of such comparable leases shall not be reduced to reflect any tenant improvements or allowances being provided by the landlords in connection with the leases of such comparable space.

(d) Direct expenses increases shall continue to be determined and payable as provided in paragraphs 4 and 5 of the Lease, except that the Base Year for the Fourth Extended Term shall be 2031.

(e) Neither party shall have the right to have any court or other third party determine the market rate or the basic rent. Tenant shall not assign or otherwise transfer this option or any interest therein and any attempt to do so shall render this option null and void. Tenant shall have no right to extend the term beyond the Third Extended Term. If Tenant is in default under this lease at the date of delivery of Tenant's notice of exercise to Landlord, then Landlord may, at Landlord's option and in its sole discretion, elect to have Tenant's exercise of this option be of no effect, in which case this lease shall expire at the end of the Third Extended Term. If Tenant is in default under this lease on the last day of the Third Extended Term, then Landlord may, at Landlord's option and in its sole discretion, elect to have Tenant's exercise of this option be of no effect, in which case this lease shall expire at the end of the Third Extended Term.

(f) The rights contained in this section 7 shall be personal to the originally named Tenant and may be exercised only by the originally named Tenant (and may not be transferred or assigned or exercised by any assignee, sublessee, or other transferee of Tenant's interest in this lease) and only if the originally named Tenant occupies the entire Premises as of the date it exercises this option in accordance with the terms of this section 7.

8. Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker other than Cushman & Wakefield (acting solely as Landlord’s broker) and JLL (acting solely as Tenant’s broker) and agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all claims from any other broker claiming to have represented Tenant in connection with this Amendment.

9. Authority. Each individual executing this Amendment on behalf of a corporation represents and warrants that he/she is duly authorized to execute and deliver this Amendment on behalf of the corporation and that this Amendment is binding upon said corporation in accordance with its terms.

10. Restatement of Other Lease Terms. Except as specifically modified herein, all terms, covenants and conditions of the Lease shall remain in full force and effect.

[Signatures on Next Page]

3

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the date first written above.

Landlord:

750 UNIVERSITY, LLC,

a California limited liability company

By: McCandless Management corporation,

a California corporation, its Authorized Agent

By: Steven E. Sund (Dec 19, 2025 10:49:18 PST)

Name: Steven E. Sund

Title: President

Date: Dec 19, 2025

Tenant:

ATOMERA INCORPORATED,

a Delaware corporation

By: /s/ Francis Laurencio

Name: Francis Laurencio

Title: Chief Financial Officer

Date: Dec 19, 2025

By: /s/ Scott Bibaud

Name: Scott Bibaud

Title: President and CEO

Date: Dec 19, 2025

4